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                                     U.S. SECURITIES AND EXCHANGE COMMISSION
                                              WASHINGTON, D.C. 20549

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                   FORM 12b-25                                 SEC FILE NUMBER
            NOTIFICATION OF LATE FILING                             0-12983
                   (Check One):                                -----------------
                                                               CUSIP
[  ]Form 10-K and Form 10-KSB  [  ]Form 20-F   [X]Form 11-K    NUMBER
[  ]Form 10-Q and Form 10-QSB  [  ]Form N-SAR                  369300 10 8
       For Period Ended: Year ended December 31, 1999          -----------------
       [  ]Transition Report on Form 10-K
       [  ]Transition Report on Form 20-F
       [  ]Transition Report on Form 11-F
       [  ]Transition Report on Form 10-Q
       [  ]Transition Report on Form N-SAR
       For the Transition Period Ended: N/A

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         Read Attached Instruction Sheet Before Preparing Form. Please Print or
         Type.

         Nothing in this form shall be constructed to imply that the Commission has verified any information contained herein.

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         If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

         Financial statements for the General Cable Corporation Retirement and Savings Plan for the year ended December 31, 1999 - to be filed as an amendment to the General Cable Corporation Annual Report on Form 10-K for the year ended December 31, 1999.

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PART I--REGISTRANT INFORMATION
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         Full Name of Registrant:                    General Cable Corporation
         Former Name if Applicable:
         Address of Principal Executive Office:      4 Tesseneer Drive
                                                     Highland Heights, KY 41076

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PART II--RULES 12b-25 (b) AND (c)
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If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

         (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense; [X] Yes [ ] No

         (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due
date; and                                                       [X] Yes  [ ] No


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         (c) The accountant's statement or other exhibit required by Rule
12b-25(c) has been attached if applicable.

                                                                [ ] Yes  [X] No

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PART III--NARRATIVE
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State below in reasonable detail the reasons why Form 10-K, 20-F, 11-K, 10-Q,
N-SAR or the transition report or portion thereof could not be filed within the prescribed time period.

         The Company was unable to assemble the financial information in a timely manner without unreasonable effort and expense.

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PART IV--OTHER INFORMATION
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         (1) Name and telephone number of person to contact in regard to this notification

          Robert J. Siverd                859                  572-8890
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          (Name)                       (Area Code)       (Telephone Number)

         (2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                                [X] Yes  [ ] No

         (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statement to be included in the subject report or portion thereof?

                                                                [ ] Yes  [X] No

         If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                            General Cable Corporation
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                  (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date: June 29, 2000        By /s/ Robert J. Siverd
                             ---------------------------------
                             Name: Robert J. Siverd
                             Title: Member, Retirement Plan Finance Committee